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                                                                    EXHIBIT 99.2

                             COR THERAPEUTICS, INC.
                            NONSTATUTORY STOCK OPTION



_________________________, Optionee:

        COR Therapeutics, Inc. (the "Company"), pursuant to its 1998 Non-Officer Equity Incentive Plan (the "Plan"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify as and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees and consultants. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

        The details of your option are as follows:

        1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is ____________________ (______).

        2. VESTING. Subject to the limitations contained herein, ___________ of the shares will vest (become exercisable) on _______________ and ____________of the shares will vest (become exercisable) each ________ thereafter, until either
(i) your Continuous Service (as defined in the Plan) terminates for any reason, or (ii) this option becomes fully vested.

        3.     EXERCISE PRICE AND METHOD OF PAYMENT.

               (a) EXERCISE PRICE. The exercise price of this option is _______________________ ($____) per share.

               (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                           (i) Payment of the exercise price per share in cash
(including check) at the time of exercise;

                           (ii) Payment pursuant to a program developed under
Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;


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                           (iii) Provided that at the time of exercise the
Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                           (iv) Payment by a combination of the above methods.

        4. WHOLE SHARES. The minimum number of shares with respect to which this option may be exercised at any one time is one hundred (100), except (a) as to an installment subject to exercise, as set forth in paragraph 2, which amounts to fewer than one hundred (100) shares, in which case, the number of shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option, this minimum shall not apply. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

        5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

        6. TERM. The term of this option commences on __________, 19__, the date of grant, and expires at midnight on ______________________ (the "Expiration Date," which is the day before the tenth anniversary of the date of grant), unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised after the Expiration Date. This option shall terminate prior to the Expiration Date of its term as follows: three (3) months after the termination of your Continuous Service with the Company or an Affiliate of the Company unless one of the following circumstances exists:

               (a) Your termination of Continuous Service is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code). This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Service.

               (b) Your termination of Continuous Service is due to your death or your death occurs within three (3) months following your termination of Continuous Service. This option will then expire on the earlier of the Expiration Date set forth above or eighteen (18) months after your death.

               (c) If during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in Section 5 above, then your option will not expire until the earlier of the Expiration Date set forth above or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Service.



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        However, this option may be exercised following termination of
Continuous Service only as to that number of shares as to which it was exercisable on the date of termination of Continuous Service under the provisions of Section 2 of this option.

        7.     EXERCISE.

               (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.

               (b) By exercising this option you agree that, as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise.

        8. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

        9. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective shareholders, Board of Directors, officers or employees to continue any relationship which you might have as a Consultant for the Company or Affiliate.

        10. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or five
(5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

        11. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.


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        Dated the ____ day of __________________, 19__.

                                   Very truly yours,

                                   COR THERAPEUTICS, INC.



                                   By
                                     -------------------------------------------
                                       Duly authorized on behalf
                                       of the Board of Directors


ATTACHMENTS:

        1998 Non-Officer Equity Incentive Plan
        Notice of Exercise


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The undersigned:

        (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

        (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

        NONE     --------------------------
                 (Initial)

        OTHER
                 --------------------------

                 --------------------------

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                                        OPTIONEE

                                        Address:
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